Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:	William J. Wagner, President and Chief Executive Officer (814) 726-2140 William W. Harvey, Jr., Executive Vice President and Chief Financial Officer (814) 726-2140
NORTHWEST BANCSHARES, INC. COMMENCES
SYNDICATED COMMUNITY OFFERING
AND INCREASES PURCHASE LIMITATIONS
Warren, Pennsylvania, December 7, 2009
Northwest Bancorp, Inc. (NasdaqGS: NWSB) announced today that Northwest Bancshares, Inc., the proposed holding company for Northwest Savings Bank, has commenced the syndicated community offering portion of the second step conversion to sell shares of common stock not subscribed for in the subscription offering or the community offering to the general public at $10.00 per share. The syndicated community offering is expected to conclude during the week of December 14, 2009. Stifel, Nicolaus & Company, Incorporated is acting as sole book-running manager for the syndicated community offering. Janney Montgomery Scott LLC, RBC Capital Markets Corporation, Sandler O’Neill & Partners, L.P. and Sterne, Agee & Leach, Inc. are acting as co-managers for the syndicated community offering. The syndicated community offering will be conducted on a best efforts basis and none of the members of the syndicate group are required to purchase any shares in the offering.
In addition, Northwest Bancorp, Inc. announced that Northwest Bancshares, Inc. has filed prospectus supplements with the Securities and Exchange Commission increasing the maximum purchase limitation from 150,000 shares ($1.5 million) to 300,000 shares ($3.0 million) for individual purchasers and from 600,000 shares ($6.0 million) to 1,000,000 shares ($10.0 million) for purchasers acting together with others, in all categories of the offering combined. Consistent with the prospectus dated November 9, 2009, only those persons who subscribed for the maximum purchase limit in the subscription offering or community offering and indicated on the stock order form a desire to purchase additional shares if the maximum purchase limits were increased will be resolicited. Any increased orders with full payment will be due by 12:00 noon, Eastern Standard Time, on December 14, 2009. All other eligible subscribers and community members who properly completed and timely submitted a stock order form will be allocated the number of shares of common stock requested in their stock order form.
The completion of the conversion and offering is subject to, among other things, selling a minimum of 53,975,000 shares in the offering, the receipt of all necessary final regulatory approvals, the receipt of the approval of the depositors of Northwest Savings Bank as of October 26, 2009, and receipt of the approval of the stockholders of Northwest Bancorp as of October 30, 2009.
Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bancorp, Inc., through its subsidiary Northwest Savings Bank, currently operates 171 community-banking locations in

Pennsylvania, New York, Ohio, Maryland and Florida. Northwest Savings Bank is a full-service financial institution offering a complete line of retail and business banking products as well as investment management and trust services. The Company also operates 50 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company. Northwest Bancorp, Inc.’s stock is listed on the NASDAQ Global Select Market. Additional information regarding Northwest Bancorp, Inc. can be accessed on-line at www.northwestsavingsbank.com.
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Forward Looking Statements — This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northwest Bancshares, Inc., Northwest Bancorp, Inc. and Northwest Savings Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect Northwest Savings Bank’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Northwest Bancshares, Inc., Northwest Bancorp, Inc. and Northwest Savings Bank’s operations.
A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).
Northwest Bancorp, Inc. has filed a proxy statement/prospectus concerning the conversion with the SEC. Stockholders of Northwest Bancorp, Inc. are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the SEC by Northwest Bancorp, Inc. free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Northwest Bancorp, Inc. are available free of charge from the Corporate Secretary of Northwest Bancorp, Inc. at Northwest Bancorp, Inc., 100 Liberty Street, P.O. Box 128, Warren, Pennsylvania 16365, Attention: Corporate Secretary.
The directors, executive officers, and certain other members of management and employees of Northwest Bancorp, Inc. are participants in the solicitation of proxies in favor of the conversion from the stockholders of Northwest Bancorp, Inc. Information about the directors and executive officers of Northwest Bancorp, Inc. is included in the proxy statement/prospectus filed with the SEC.
The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.